Exhibit 8.1

LIST OF SUBSIDIARIES

(as of March 31, 2010)

Name of Entity	Jurisdiction of Incorporation

Stanley Space Limited	British Virgin Islands

Wisecon Limited	Hong Kong

Shanghai ChemSpec Corporation	PRC

Taixing ChemSpec Specialty Chemicals Co., Ltd	PRC

Shanghai Qi Yue Trading Co., Ltd	PRC

Shanghai Wan Su Chemicals Co., Ltd	PRC

Zhejiang Huajing Flurochemical and Technology Co., Ltd	PRC

Quzhou Kangpeng Chemicals Co., Ltd	PRC

Jiangsu Wei Er Chemicals Co., Ltd	PRC

Binhai Kangjie Chemicals Co., Ltd	PRC

Jiangsu Kangpeng Nong Hua Co., Limited	PRC